SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): July 27, 2006
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia (State or Other Jurisdiction of Incorporation)	0-29392 (Commission File Number)	88-0379834 (I.R.S. Employer Identification No.)
4415 Caribou Road — P.O. Box 653 — Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into Material Definitive Agreements.
On July 27, 2006, Calais Resources, Inc. (the “Corporation”) entered into a letter agreement (the “July 27, 2006 Letter Agreement”) with MFPI Partners, LLC (“MFPI”), an affiliate of Calim Private Equity, LLC of Aspen, Colorado (“Calim”). The July 27, 2006 Letter Agreement amended and clarified the terms of a prior agreement between the Corporation and Calim (the “Refinancing Agreement”), as reported in the Corporation’s Current Report on Form 8-K, dated filed on December 23, 2005 (the “December 23, 2005 Filing”). Pursuant to the Refinancing Agreement, Calim had agreed to acquire mortgage debt of the Corporation in the amount of $4,500,000 which was secured by the Corporation’s Caribou properties near Nederland, Colorado (the “Broadway Note”). The Broadway Note, as to which the Corporation was in default, was acquired by Calim on December 15, 2005.
Pursuant to the July 27, 2006 Letter Agreement and a corresponding amendment of the Broadway Note, executed on July 27, 2006 and effective December 15, 2005, the principal amount outstanding under the Broadway Note was increased from $4,500,000 to $5,222,095.88, reflecting the incorporation into principal of accrued interest and late fees paid by Calim in connection with its acquisition of the Broadway Note. The Refinancing Agreement provided, as reported in the December 23, 2005 Filing, the principal amount outstanding under the Broadway Note is convertible by the holder of such Note on or prior to December 15, 2006, into five-year convertible bonds of the Corporation at a rate of $1,000 per bond. The July 27, 2006 Letter Agreement clarifies that these bonds (the “Series A Bonds”), may be prepaid in whole or in part at any time at the option of the Corporation, but that the holder of the Series A Bonds shall have the right to convert the Series A Bonds into Units of the Corporation at a conversion price of $.20 per Unit (as described in the December 23, 2005 Filing) prior to any prepayment by the Corporation. Each Unit shall consist of one share of the Corporation’s common stock, without par value (“Common Stock”) and one two-year share purchase warrant for the purchase of one share of Common Stock at a strike price of $.30 per share.
If, during the first two years that the Series A Bonds are outstanding, the Company reasonably determines it does not have the resources to pay accrued interest on the Series A Bonds, it may, absent other arrangements with MFPI, elect to pay all or a portion of the accrued interest due and payable by issuing to the bond holder additional Series A Bonds in a principal amount equal to such interest..
The Corporation and MFPI also acknowledged in the July 27, 2006 Letter Agreement that MFPI had provided $258,956.40 in funding for the Company to purchase a mining property known as the “Congo Chief Mine” (the “Congo Payment”), and that the Company executed and delivered to MFPI a promissory note (the “Congo Note”) in the amount of the Congo Payment secured by a mortgage on the Congo Chief property. Pursuant to the July 27, 2006 Letter Agreement, the principal amount of and interest on the Congo Note are convertible into Series A Bonds on the same basis as the Broadway Note as described above and in the December 23, 2005 Filing. The Corporation’s purchase of the Congo Chief Mine was disclosed in the December 23, 2005 Filing.
The July 27, 2006 Letter Agreement also called for the issuance, pursuant to the terms of such agreement and the Refinancing Agreement, of Common Stock and Common Stock purchase warrants, as set forth in Item 3.02 below.
Item 3.02. Unregistered Sales of Equity Securities.
Pursuant to the July 27, 2006 Letter Agreement, as such Agreement amended and clarified the Refinancing Agreement, the Corporation made the following issuances of Common Stock and Common Stock purchase warrants:
1. On July 27, 2006, the Corporation sold, in exchange for aggregate gross proceeds of $200,000, to MFPI 1,000,000 Shares of Common Stock, and 1,000,000 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to December 15, 2007, at an initial exercise price of $0.25 per share (subject to adjustment), in satisfaction of the Company’s obligations under the Refinancing Agreement.
2. On July 27, 2006, the Corporation sold to MFPI 1,782,955 Shares of Common Stock, and 1,782,955 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to July 27, 2008, at an initial exercise price of $0.25 per share (subject to adjustment), in exchange for aggregate gross proceeds from Calim of $356,591, pursuant to the terms of the Refinancing Agreement.
3. On July 27, 2006, the Corporation sold to MFPI 2,000,000 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to December 15, 2010, at an initial exercise price of $0.25 per share (subject to adjustment), in consideration of Calim’s entry into and performance of its obligations under, the Refinancing Agreement, and as provided for therein.
4. On July 27, 2006, the Corporation sold to MFPI 1,000,000 Shares of Common Stock in exchange for (i) Calim’s entry into the Refinancing Agreement, (ii) Calim’s first advance of $100,000 under the Refinancing Agreement, (iii) Calim’s second advance of $100,000 under the Refinancing Agreement, and (iv) Calim’s acquisition of the Broadway Note.
Also on July 27, 2006, the Corporation sold 50,000 shares of Common Stock, and 50,000 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to July 27, 2008, at an initial exercise price of $0.25 per share (subject to adjustment), to the Darren D. Nakos Revocable Trust, an accredited investor, in exchange for relief of $10,000 indebtedness owed by the Corporation to the Darren D. Nakos Revocable Trust. On the same date, the Corporation sold 25,000 shares of Common Stock, and 25,000 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to July 27, 2008, at an initial exercise price of $0.25 per share (subject to adjustment), to the Darren D. Nakos Revocable Trust, an accredited investor, in exchange for relief of $5,000 indebtedness owed by the Corporation to the Darren D. Nakos Revocable Trust.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
August 2, 2006	By:	/s/ David K. Young
David K. Young, Chief Executive Officer